EXHIBIT 99.1

TOR Minerals International, Inc. Announces Early Conversion of 6% Convertible Debentures

CORPUS CHRISTI, Texas, May 04, 2012 -- TOR Minerals International, Inc. (the "Company") (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, announced today that on May 3, 2012, the remaining five holders of the Company's 6% convertible debentures due May 4, 2016, four of whom are directors of the Company and one of whom is a greater than five percent shareholder, have converted debentures in the aggregate amount of $1,450,000 held by them into 547,142 shares of common stock of the Company in accordance with the terms of the debentures.  The 547,142 shares of the Company's common stock issued upon conversion of the debentures were included in the average fully diluted share count of 3,439,141 during the first quarter of 2012.  These conversions will eliminate the balance of convertible debt from the Company's balance sheet and will reduce interest expense for the Company.

Dr. Olaf Karasch, CEO of the Company said, "This action simplifies our capital structure and will save us approximately $80,000 in annual interest expense."

Headquartered in Corpus Christi, Texas, the Company is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information
Dave Mossberg
Three Part Advisors, LLC
817 310-0051